EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on December 13, 2016, as amended by Post-Effective Amendment No. 1 filed on November 21, 2018 (File No. 333-215075), and the Registration Statement on Form S-3 filed on April 11, 2018 (File No. 333-224230), of our report dated July 7, 2020 on the consolidated financial statements of Aspen Group, Inc. as of and for the years ended April 30, 2020 and 2019, which report is included in the Annual Report on Form 10-K of Aspen Group, Inc. for the year ended April 30, 2020.

/s/ Salberg & Company, P.A.
_____________________________
SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 7, 2020